Exhibit 99.(i)(3)

4675 MacArthur Court Suite 1400 Newport Beach, CA 92660-8842 +1 949 442 6000 Main +1 949 442 6010 Fax www.dechert.com

February 26, 2007

Dodge & Cox Funds

555 California Street, 40th Floor

San Francisco, CA 94104

Re:	Dodge & Cox Funds
(File Nos. 811-173; 2-11522)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 75 to the Registration Statement of Dodge & Cox Funds. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

U.S.  Austin  Boston  Charlotte  Harrisburg  Hartford  New York  Newport Beach  Palo Alto  Philadelphia  Princeton

San Francisco  Washington DC  EUROPE  Brussels  London  Luxembourg  Munich  Paris